Exhibit 99.1
Conn’s, Inc. Reports Second Quarter Fiscal Year 2023 Financial Results
THE WOODLANDS, Texas, August 30, 2022 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture, appliances, and consumer electronics, with a mission to elevate home life to home love, today announced its financial results for the quarter ended July 31, 2022.
“Challenging macroeconomic conditions continued to pressure consumer spending during our second quarter, which disproportionately affected year-over-year sales to our financial access customer segment and sales of our discretionary product categories. While we entered the second quarter with a cautious outlook for the remainder of the fiscal year, the retail environment has continued to deteriorate prompting us to accelerate our efforts to reduce operating costs, and lower capital expenditures as well continue to maintain conservative credit underwriting. In July, we successfully completed our latest ABS transaction and ended the second quarter with over $211.0 million of available liquidity and cash. This provides us with the financial flexibility to support the current needs of our business, while investing in our long-term growth and transformation,” stated Chandra Holt, Conn's Chief Executive Officer.
“During the second quarter, we completed the first phase of our eCommerce platform migration, launched our store-within-a-store pilot at Belk, Inc. ("Belk"), and expanded our best-in-class payment options with the launch of a new layaway program across our retail footprint. We continue to pursue new go to market strategies and partnerships aimed at leveraging our industry-leading next-day white glove delivery capabilities. We believe we are taking the correct near-term actions to successfully navigate a difficult retail environment, while continuing to pursue long-term growth opportunities that we believe will drive value for our shareholders and our customers,” concluded Ms. Holt.
Second Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Total consolidated revenue declined 17.1% to $346.6 million, due to a 19.4% decline in total net sales, and a 6.3% reduction in finance charges and other revenues;
•Same store sales decreased 22.0%;
•eCommerce sales increased 11.5% to a second quarter record of $19.3 million;
•Credit spread was 960 basis points, and fiscal year-to-date the credit spread was 1,060 basis points;
•Net earnings were $0.09 per diluted share, compared to net earnings of $1.22 per diluted share for the same period last fiscal year;
•Adjusted earnings were $0.04 per diluted share, compared to adjusted earnings of $1.22 per diluted share for the same period last fiscal year;
•Added two new standalone stores bringing the total number of stores at July 31, 2022 to 163 and added four store-within-a store locations with Belk; and
•The Company completed an ABS transaction demonstrating the Company’s ability to access the capital markets even during turbulent market conditions resulting in the issuance and sale of $407.7 million aggregate principal amount of Class A and Class B Notes, and issued and retained Class C Notes in an aggregate principal amount of $63.1 million.

Strategic Update
In response to challenging macroeconomic pressures, the Company has updated its near-term strategic priorities which include:
•Reducing operating costs. The Company is conducting an extensive review and prioritization of its cost structure. The Company expects current initiatives, combined with prior actions, to generate cost savings of approximately $12.0 - $16.0 million in the back half of this fiscal year.
•Lowering capital expenditures. The Company is delaying or eliminating several planned capital investments, including adjusting planned new store openings and distribution center expansions. As a result, Conn’s expects to reduce investments in capital expenditures for fiscal year 2023 by approximately $20.0 million compared to its prior expectation.

•Maintaining conservative credit underwriting. The Company is focused on maintaining conservative credit underwriting and remaining disciplined in its approach to credit collections. At July 31, 2022, the weighted average credit score of outstanding balances was 611, 60+ days past due balances as a percentage of the total customer portfolio carrying value was 11.0%, and re-aged balances as a percentage of the total customer portfolio carrying value was 16.1%.

Second Quarter Results
Net income for the three months ended July 31, 2022 was $2.1 million, or $0.09 per diluted share, compared to net income for the three months ended July 31, 2021 of $37.0 million, or $1.22 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended July 31, 2022 was $1.0 million, or $0.04 per diluted share. This compares to adjusted net income for the three months ended July 31, 2021 of $37.0 million, or $1.22 per diluted share.

Retail Segment Second Quarter Results
Retail revenues were $279.8 million for the three months ended July 31, 2022 compared to $347.0 million for the three months ended July 31, 2021, a decrease of $67.2 million or 19.4%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 22.0%. The decrease in same store sales was primarily driven by a tightening of underwriting standards by our lease-to-own partners, the effect the benefits stimulus had on sales in the prior year period and lower consumer demand in the current period. The decrease in same store sales was partially offset by new store growth.
For the three months ended July 31, 2022, retail segment operating income was $0.1 million compared to retail segment operating income of $28.7 million for three months ended July 31, 2021. On a non-GAAP basis, adjusted retail segment operating loss for the three months ended July 31, 2022 was $1.4 million after excluding the gain on lease termination. On a non-GAAP basis, the adjusted retail segment operating income for the three months ended July 31, 2021 was $28.7 million. The decrease in retail segment operating income for the three months ended July 31, 2022 was primarily due to a decrease in revenue as described above and a decline in the retail gross margin percentage.
The decrease in retail gross margin was primarily driven by increased product costs as a result of higher freight, higher fuel costs and the deleveraging of fixed distribution costs. These increases were partially offset by an increase in RSA commissions and a more profitable product mix.
The SG&A decrease in the retail segment was primarily due to a decline in variable costs and declines in advertising and labor costs as a result of cost saving initiatives. These decreases were partially offset by an increase in occupancy costs due to higher utilities costs and new store growth.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,						Same Store
(dollars in thousands)	2022	% of Total	2021	% of Total	Change	% Change	% Change
Furniture and mattress	$86,320	30.9%	$109,259	31.5%	$(22,939)	(21.0)%	(24.6)%
Home appliance	120,748	43.2	135,444	39.1	(14,696)	(10.9)	(13.1)
Consumer electronics	31,860	11.4	48,413	14.0	(16,553)	(34.2)	(36.2)
Home office	8,857	3.2	17,986	5.2	(9,129)	(50.8)	(50.1)
Other	7,664	2.7	9,143	2.6	(1,479)	(16.2)	(16.9)
Product sales	255,449	91.4	320,245	92.4	(64,796)	(20.2)	(22.7)
Repair service agreement commissions (1)	21,615	7.7	23,700	6.8	(2,085)	(8.8)	(15.3)
Service revenues	2,448	0.9	2,840	0.8	(392)	(13.8)
Total net sales	$279,512	100.0%	$346,785	100.0%	$(67,273)	(19.4)%	(22.0)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment Second Quarter Results
Credit revenues were $66.8 million for the three months ended July 31, 2022 compared to $71.4 million for the three months ended July 31, 2021, a decrease of $4.6 million or 6.4%. The decrease in credit revenue was primarily due to a 4.9% decrease in the average outstanding balance of the customer accounts receivable portfolio as well as a decline in insurance commissions.

Provision for bad debts increased to $26.8 million for the three months ended July 31, 2022 from $10.1 million for the three months ended July 31, 2021, an overall change of $16.7 million. The year-over-year increase was primarily driven by a smaller decrease in the allowance for bad debts during the three months ended July 31, 2022 compared to the three months ended July 31, 2021 and a year-over-year increase in net charge-offs of $4.9 million. The decrease in the allowance for bad debts during the three months ended July 31, 2022 was primarily driven by a decrease in the customer account receivable portfolio balance and an improvement in historical loss rates. During the three months ended July 31, 2021, the decrease was primarily driven by a decrease in the rate of delinquencies and re-ages, a decrease in the customer account receivable portfolio and an improvement in the forecasted unemployment rate that drove a $5.0 million decrease in the economic adjustment.
Credit segment operating income was $7.9 million for the three months ended July 31, 2022, compared to operating income of $25.5 million for the three months ended July 31, 2021.  The decrease was primarily due to the increase in the provision for bad debts and the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended July 31, 2022, to be filed with the Securities and Exchange Commission on August 30, 2022 (the “Second Quarter Form 10-Q”).

Store and Facilities Update
The Company opened two new standalone stores during the second quarter of fiscal year 2023 bringing the total store count to 163 in 15 states and opened four store-within-a-store locations with Belk. During fiscal year 2023, the Company plans to open a total of 10 to 12 standalone locations and 15 to 20 store-within-a-store locations.

Liquidity and Capital Resources
As of July 31, 2022, the Company had $186.8 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $24.3 million of unrestricted cash available for use.

On July 21, 2022, the Company completed an ABS transaction resulting in the issuance and sale of approximately $407.7 million in aggregate principal amount of Class A and Class B Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in proceeds of approximately $402.8 million, net of debt issuance costs. The Company retained Class C Notes in an aggregate principal amount of $63.1 million.

Conference Call Information
The Company will host a conference call on August 30, 2022, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended July 31, 2022 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal year 2023 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 6, 2022 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13729951.
About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture, appliances and consumer electronics, with a mission to elevate home life to home love. With over 160 stores across 15 states and online at Conns.com, our over 3,500 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at https://ir.conns.com and social channels (@connshomeplus on Twitter, Instagram, Facebook and LinkedIn).
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; expansion of our e-commerce business; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Revenues:
Total net sales	$279,512	$346,785	$551,775	$638,081
Finance charges and other revenues	67,120	71,598	134,677	144,004
Total revenues	346,632	418,383	686,452	782,085
Costs and expenses:
Cost of goods sold	182,718	216,042	361,100	400,921
Selling, general and administrative expense	130,142	137,870	262,925	263,919
Provision (benefit) for bad debts	27,226	10,262	41,956	(6,874)
Charges and credits	(1,484)	—	(1,484)	—
Total costs and expenses	338,602	364,174	664,497	657,966
Operating income	8,030	54,209	21,955	124,119
Interest expense	6,808	6,088	12,329	15,292
Loss on extinguishment of debt	—	—	—	1,218
Income before income taxes	1,222	48,121	9,626	107,609
Provision (benefit) for income taxes	(907)	11,117	1,276	25,207
Net income	$2,129	$37,004	$8,350	$82,402
Income per share:
Basic	$0.09	$1.26	$0.34	$2.80
Diluted	$0.09	$1.22	$0.34	$2.74
Weighted average common shares outstanding:
Basic	23,833,100	29,438,605	24,306,524	29,382,162
Diluted	23,916,269	30,212,448	24,461,836	30,072,401

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Revenues:
Product sales	$255,449	$320,245	$505,422	$589,456
Repair service agreement commissions	21,615	23,700	41,452	42,831
Service revenues	2,448	2,840	4,901	5,794
Total net sales	279,512	346,785	551,775	638,081
Finance charges and other	273	224	544	433
Total revenues	279,785	347,009	552,319	638,514
Costs and expenses:
Cost of goods sold	182,718	216,042	361,100	400,921
Selling, general and administrative expense	98,035	102,157	194,065	193,050
Provision for bad debts	409	142	588	160
Charges and credits	(1,484)	—	(1,484)	—
Total costs and expenses	279,678	318,341	554,269	594,131
Operating income (loss)	$107	$28,668	$(1,950)	$44,383
Retail gross margin	34.6%	37.7%	34.6%	37.2%
Selling, general and administrative expense as percent of revenues	35.0%	29.4%	35.1%	30.2%
Operating margin	0.0%	8.3%	(0.4)%	7.0%
Store count:
Beginning of period	161	152	158	146
Opened	2	3	5	9
End of period (1)	163	155	163	155

(1)Does not include four store-within-a-store locations with Belk opened during the three and six months ended July 31, 2022.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Revenues:
Finance charges and other revenues	$66,847	$71,374	$134,133	$143,571
Costs and expenses:
Selling, general and administrative expense	32,107	35,713	68,860	70,869
Provision for bad debts	26,817	10,120	41,368	(7,034)
Total costs and expenses	58,924	45,833	110,228	63,835
Operating income	7,923	25,541	23,905	79,736
Interest expense	6,808	6,088	12,329	15,292
Loss on extinguishment of debt	—	—	—	1,218
Income before income taxes	$1,115	$19,453	$11,576	$63,226
Selling, general and administrative expense as percent of revenues	48.0%	50.0%	51.3%	49.4%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	12.2%	12.9%	12.8%	12.4%
Operating margin	11.9%	35.8%	17.8%	55.5%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2022	2021
Weighted average credit score of outstanding balances (1)	611	608
Average outstanding customer balance	$2,508	$2,414
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)(4)	11.0%	7.2%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(5)	16.1%	20.4%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$35,808	$70,058
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	17.2%	18.3%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	34.0%	29.8%

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Total applications processed	257,381	336,438	525,085	634,344
Weighted average origination credit score of sales financed (1)	620	614	620	615
Percent of total applications approved and utilized	23.5%	22.5%	21.8%	22.2%
Average income of credit customer at origination	$50,800	$47,700	$50,500	$48,100
Percent of retail sales paid for by:
In-house financing, including down payments received	52.1%	50.9%	51.0%	49.9%
Third-party financing	18.9%	17.5%	18.4%	17.2%
Third-party lease-to-own option	6.8%	11.5%	7.1%	11.9%
	77.8%	79.9%	76.5%	79.0%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)Increase was primarily due to a decrease in cash collections driven by the impact of stimulus benefits in prior year.
(5)Decrease was primarily due to the change in the unilateral re-age policy that occurred in the second quarter of fiscal year 2021 and the tightening of underwriting standards that occurred in fiscal year 2021 and fiscal year 2022.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31, 2022	January 31, 2022

Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$24,256	$7,707
Restricted cash	47,855	31,930
Customer accounts receivable, net of allowances	434,824	455,787
Other accounts receivable	55,565	63,055
Inventories	262,952	246,826
Income taxes receivable	6,813	6,745
Prepaid expenses and other current assets	10,101	8,756
Total current assets	842,366	820,806
Long-term portion of customer accounts receivable, net of allowances	398,127	432,431
Property and equipment, net	210,814	192,763
Operating lease right-of-use assets	252,653	256,267
Other assets	50,849	52,199
Total assets	$1,754,809	$1,754,466
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$909	$889
Accounts payable	77,691	74,705
Accrued expenses	89,934	109,712
Operating lease liability - current	57,940	54,534
Other current liabilities	15,517	18,576
Total current liabilities	241,991	258,416
Operating lease liability - non current	321,104	330,439
Long-term debt and finance lease obligations	602,412	522,149
Deferred tax liability	—	7,351
Other long-term liabilities	29,425	21,292
Total liabilities	1,194,932	1,139,647
Stockholders’ equity	559,877	614,819
Total liabilities and stockholders’ equity	$1,754,809	$1,754,466

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted net income, and adjusted net income per diluted share and net debt. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

RETAIL SEGMENT ADJUSTED OPERATING INCOME (LOSS)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Retail segment operating income (loss), as reported	$107	$28,668	$(1,950)	$44,383
Adjustments:
Lease termination (1)	(1,484)	—	(1,484)	—
Retail segment operating income (loss), as adjusted	$(1,377)	$28,668	$(3,434)	$44,383

(1)Represents a gain on the termination of a lease.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
Net income, as reported	$2,129	$37,004	$8,350	$82,402
Adjustments:
Lease termination (1)	(1,484)	—	(1,484)	—
Loss on extinguishment of debt (2)	—	—	—	1,218
Tax impact of adjustments	337	—	337	(274)
Net income, as adjusted	$982	$37,004	$7,203	$83,346
Weighted average common shares outstanding - Diluted	23,916,269	30,212,448	24,461,836	30,072,401
Earnings per share:
As reported	$0.09	$1.22	$0.34	$2.74
As adjusted	$0.04	$1.22	$0.29	$2.77
(1)Represents a gain on the termination of a lease.
(2)Represents a loss of $1.0 million from retirement of $141.2 million aggregate principal amount of our 7.25% senior notes due 2022 (“Senior Notes”) and a loss of $0.2 million related to the amendment of our Fifth Amended and Restated Loan and Security Agreement.